Exhibit (d)(10)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of May 1, 2012 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a New York corporation (“FMG LLC” or “Manager”) and Pacific Investment Management Company LLC, a limited liability company organized under the laws of the State of Delaware (“PIMCO” or “Adviser”).

FMG LLC and PIMCO agree to modify the Investment Advisory Agreement dated as of May 1, 2011, (“Agreement”) as follows:

1. New Portfolios. FMG LLC hereby appoints PIMCO to serve as the Adviser to the following Portfolios or an Allocated Portion of a Portfolio, as applicable: EQ/PIMCO Real Return Portfolio and EQ/Real Estate PLUS Portfolio (“New Portfolios”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/PIMCO Ultra Short Bond Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolios specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2012 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolios specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning May 1, 2012 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Steven M. Joenk	By:	/s/ Brent L. Holden
	Steven M. Joenk		Name: Brent L. Holden
	Chairman, Chief Executive Officer and President		Title: Managing Director

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

WITH

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee Rate*
EQ/PIMCO Ultra Short Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/PIMCO Real Return Portfolio	0.25% of the Portfolio’s average daily net assets.

EQ/Real Estate PLUS Portfolio**	0.49% of the Allocated Portion’s average daily net assets.

*	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.
**	This Portfolio has been designated a “multi-adviser portfolio” and PIMCO receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as the “Allocated Portion.”